Exhibit 1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 26, 2009, by and between UNIVISION COMMUNICATIONS INC., a Delaware corporation (the “Seller”), and THOMAS WEISEL PARTNERS LLC, a Delaware limited liability company (the “Purchaser”).

RECITALS:

WHEREAS, on the date hereof, the Seller owns and desires to sell an aggregate of 6,300,000 shares (the “Shares”) of the Class U common stock, par value $0.0001 per share, of Entravision Communications Corporation, a Delaware corporation (the “Company”);

WHEREAS, the Seller wishes to sell the Shares to Purchaser and the Purchaser wishes to purchase the Shares; and

WHEREAS, the Seller and the Purchaser desire to enter into this Agreement in order to evidence the purchase and sale of the Shares.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.1 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, the Purchaser hereby agrees to purchase from the Seller, and the Seller hereby agrees to sell to the Purchaser in reliance on Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (the “Securities Act”), the Shares for an amount equal to $2,205,000 (the “Purchase Price”). The Seller shall promptly, but no later than 7 days from the date of this Agreement, cause the Company to deliver to the Purchaser a book-entry statement evidencing registration in the Purchaser’s name, in the records maintained by the Company’s transfer agent, of 6,300,000 shares of the Class A common stock, par value $0.0001 per share of the Company (the “Purchased Shares”), without any transfer legends or restrictions of any kind.

1.2 Purchase Price and Payment. The Purchaser will, on the date of this Agreement, or as soon as practicable thereafter, pay to the Seller the Purchase Price, in immediately available U.S. funds by wire transfer to the following account:

Bank:	Bank of America
Address:	P.O. Box 2016 100 Federal Street Boston, MA 02106
ABA #:	026009593 (For Fed Wires Only) 011000138 (For ACH Only) BOFAUS3N (SWIFT Code)
Acct:	Univision Communications Inc.
Acct #:

1.3 Opinion of Counsel. The Seller will deliver to the Purchaser a written opinion of Seller’s counsel reasonably satisfactory to the Purchaser with respect to the matters set forth in Exhibit A.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as follows:

2.1 Authorization. The Seller has the requisite power and authority to execute, deliver and perform this Agreement. This Agreement, when executed and delivered by the Seller, will constitute a valid and legally binding obligation of the Seller, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.2 Compliance with Other Instruments. The execution, delivery and performance of and compliance with this Agreement by the Seller and the sale and transfer of the Shares and the subsequent conversion of the Shares to the Purchased Shares pursuant to the terms hereof will not result in any violation or breach by the Seller of any term of any indenture, mortgage, deed of trust or other agreement, instrument, court order, judgment, decree, statute, rule or regulation to which the Seller is a party or by which the Seller is bound or be in conflict with or constitute a default under any such term or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Seller.

2.3 Good Title. The Seller has good and marketable title to the Shares and has not sold, assigned, pledged, transferred, deposited under any agreement, or in any way hypothecated any of the Shares or any interest therein, or signed any power of attorney, or other authorization respecting same which is now outstanding and in force, or otherwise disposed of the same. No person, firm, corporation, agency or government other than the Seller has or has asserted any right, title, claim, equity or interest in, to or respecting the Shares or any proceeds thereof. The Seller has full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver all of the Shares hereunder and to cause the conversion of the Shares to the Purchased Shares, free and clear of all voting trust arrangements, liens, encumbrances, equities, security interests, restrictions and claims whatsoever. Upon delivery of and payment for the Shares and the subsequent conversion of the Shares to the Purchased Shares hereunder, Purchaser will acquire good and marketable title thereto, free and clear of all liens, encumbrances, equities, claims, restrictions, security interests, voting trusts or other defects of title whatsoever other than any such liens, encumbrances, equities, restrictions, security interests, voting trusts and other defects created or suffered to exist by Purchaser, and the Purchased Shares will be DTC eligible.

2.4 Investment Experience; No Reliance on the Company; Economic Risk. The Seller has substantial investment experience so that the Seller has the capacity to protect its own interests and is fully capable of evaluating the merits and risks of its sale of the Shares hereunder. The Seller acknowledges that it has made its own decision to sell the Shares hereunder without reliance on any other party. The Seller represents that it has had a full, fair and complete opportunity to value the Shares. The Seller further acknowledges that the value of the Shares may increase or decrease substantially over time. In full understanding of the possibility that, at the present time or in the future, the Shares could be worth substantially more or less than the purchase price hereunder, the Seller has voluntarily entered into this Agreement and determined to sell the Shares hereunder.

2.5 Company Compliance with Certain Rule 144 Requirements. To the best of the Seller’s knowledge, (i) the Company is, and has been for period of at least 90 days immediately before the Closing, subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) and (ii) for a period of at least 12 months preceding the Closing, the Company has filed all required reports under section 13 or 15(d) of the Exchange Act and has otherwise made available information sufficient to satisfy the current public information requirements set forth in Rule 144(c) promulgated under the Securities Act.

2.6 No Distribution. The Seller is not engaged in a distribution of the Shares and is not an underwriter with respect to the Shares.

2.7 Status of the Seller. The Seller is not and has not been within 90 days of this Agreement, an officer, director or “affiliate” of the Company for purposes of Rule 144, the Securities Act or the Rules and Regulations.

2.8 Status of Shares. The Shares are not “restricted securities” for purposes of Rule 144, the Securities Act or the Rules and Regulations, and the Purchased Shares acquired by the Purchaser pursuant to the terms of this Agreement will not be “restricted securities” for purposes of Rule 144, the Securities Act or the Rules and Regulations.

2.9 Status of Sale. The sale of the Purchased Shares by the Seller to the Purchaser is not a distribution under the Securities Act of 1933, as amended (the “Securities Act”), and the offer and sale of the Purchased Shares by the Purchaser in accordance with the terms of this Agreement are not required to be registered under the Securities Act.

2.10 Holding Period. The Seller has been the beneficial owner of the Shares for a period of at least one (1) year prior to the date of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

3.1 Authorization. The Purchaser has the requisite power and authority to execute, deliver and perform this Agreement. This Agreement, when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2 Compliance with Other Instruments. The execution, delivery and performance of and compliance with this Agreement by the Purchaser and the sale and transfer of the Shares pursuant to the terms hereof will not result in any violation or breach by the Purchaser of any term of any indenture, mortgage, deed of trust or other agreement, instrument, court order, judgment, decree, statute, rule or regulation to which the Purchaser is a party or by which the Purchaser is bound or be in conflict with or constitute a default under any such term or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Purchaser.

ARTICLE 4

RESALE OF SHARES

4.1 Resale by the Purchaser. It is the intent of the parties that Purchaser will sell all of the Purchased Shares in an orderly fashion over the three month period following the date of this Agreement. In furtherance thereof, the Purchaser will use its commercially reasonable efforts to sell the Purchased Shares to third parties prior to the 3-month anniversary of the date of this Agreement. The Purchaser agrees to provide, upon the Seller’s reasonable request, documentation evidencing each sale of any of the Purchased Shares.

4.2 Payments Related to Resale. Upon reasonable request of the Seller, the Purchaser will provide to the Seller a document summarizing the daily and cumulative sales of the Purchased Shares, including the number of Purchased Shares sold and the amount of aggregate Gross Proceeds (as defined below). If the aggregate Gross Proceeds are greater than the Purchase Price, the Purchaser shall pay as soon as practicable following the earlier of the date on which the Purchaser has sold all of the Purchased Shares or the 3 month anniversary of the date of this Agreement (such date, the “Determination Date”) to the Seller an amount equal to (a) if the aggregate Gross Proceeds are equal to or less than $3,150,000, fifty percent (50%) of the amount by which the aggregate Gross Proceeds exceed the Purchase Price or (b) if the aggregate Gross Proceeds are greater than $3,150,000, an amount equal to the sum of (i) $472,500 plus (ii) eighty five percent (85%) of the amount by which the aggregate Gross Proceeds exceed $3,150,000, in immediately available U.S. funds by wire transfer to the following account:

Bank:	Bank of America
Address:	P.O. Box 2016 100 Federal Street Boston, MA 02106
ABA #:	026009593 (For Fed Wires Only) 011000138 (for ACH Only) BOFAUS3N (SWIFT Code)
Acct:	Univision Communications, Inc.
Acct #:

If the aggregate Gross Proceeds are less than the Purchase Price, the Seller shall pay as soon as practicable following the Determination Date to the Purchaser the amount by which the aggregate Gross Proceeds are less than the Purchase Price in immediately available U.S. funds by wire transfer to the following account:

Bank:	JPMorgan Chase
ABA #:	021000021
For the Account of:	NFS A/C # 066-196-221
For the Benefit of:	Thomas Weisel Partners LLC
Acct #:

For purposes of this Section 4.2, “Gross Proceeds” means the gross proceeds received by the Purchaser pursuant to its sale of the Purchased Shares to third parties pursuant to Section 4.1 above plus the Unsold Share Value, if any. For purposes of this Section 4.2, the Unsold Share Value means an amount equal to the product of the number of Purchased Shares not sold by the Purchaser pursuant to this Article IV as of the Determination Date multiplied by the volume-weighted average price of the Class A common stock of the Company during the 10-trading day period prior to the Determination Date.

The Seller will pay to the Purchaser a fee of $100,000, regardless of the amount of aggregate Gross Proceeds, which fee will be creditable against the amount of aggregate Gross Proceeds in excess of the Purchase Price retained by the Purchaser; provided that the amount of the fee will be reduced by the amount of the Unsold Share Value, if any.

ARTICLE 5

INDEMNIFICATION

5.1 Indemnification. The Seller agrees to indemnify and hold harmless the Purchaser, its affiliates, the officers, directors, employees and agents of the Purchaser and its affiliates, and each other person or entity, if any, controlling the Purchaser or any of its affiliates (each, an “Indemnified Person”), from and against any losses, claims, damages, liabilities or expenses (including actions, claims or proceedings in respect thereof (collectively, “Proceedings”) brought by or against any person and the cost of any investigation and preparation therefore and defense thereof) arising out of or in connection with a breach of any of the Seller’s representations, warranties, covenants or agreements contained in this Agreement; provided that the Seller’s obligation to indemnify the Indemnified Persons pursuant to this Section 5.1 shall not exceed an amount equal to the sum of the Purchase Price plus the portion of the aggregate Gross Proceeds paid to the Seller pursuant to Section 4.2 above.

ARTICLE 6

MISCELLANEOUS

6.1 Further Acts. The Seller agree to execute any further instruments or perform any acts which are or may become reasonably necessary to carry out the intent of this Agreement to complete the sale of the Shares hereunder. Without limiting the generality of the foregoing, the Seller shall notify the Company of the consummation of the transactions contemplated hereby and shall execute such documents as the Company and/or its transfer agent may require to reflect the transfer of the record ownership of the Shares from the Seller to the Purchaser.

6.2 Waivers and Amendments. This Agreement may not be amended, supplemented or modified except by an agreement in writing signed by each of Seller and Purchaser. No waiver will be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

6.3 Severability. In the event that any provision of this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

6.4 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any party hereto and the consummation of the transactions contemplated hereby.

6.5 Entire Agreement. This Agreement and the documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject hereof, and supersede any and all prior agreements and understandings between the parties with regard to the subject hereof.

6.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California as they apply to contracts entered into and to be wholly performed within the State of California by residents of such state.

6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one instrument.

6.8 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by overnight courier (a) to the Seller at Univision Communications Inc., 605 Third Avenue, 12th Floor, Attn: Andrew W. Hobson, Chief Financial Officer, and (b) to the Purchaser at Thomas Weisel Partners LLC, One Montgomery Street, Suite 3700, San Francisco, CA 94104, Attn: Mark Fisher. All such notices and other communications shall be effective or deemed given upon two (2) business days after dispatch and a courtesy copy of the notice shall also be sent by electronic mail delivery.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first written above.

SELLER:

UNIVISION COMMUNICATIONS INC.

By:	/s/ ANDREW W. HOBSON
Name:	Andrew W. Hobson
Title:	Senior Executive Vice President and CFO

PURCHASER:

THOMAS WEISEL PARTNERS LLC

By:	/s/ MICHAEL C. CHIEN
Name:	Michael C. Chien
Title:	Assistant Secretary and Associate General Counsel